UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 29, 2014

XENETIC BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-178082	45-2952962
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 230, Lexington, Massachusetts 02421

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 778-7722

Copy of correspondence to:

Marc J. Ross, Esq.

James M. Turner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

Stock Purchase Agreement

On January 29, 2014, Xenetic Biosciences, Inc. (the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”) with Baxter Healthcare SA (“BHSA”), pursuant to which the Company sold to BHSA 10,695,187 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) for $10 million (the “Purchase Price”).

Pursuant to the Purchase Agreement, BHSA agreed that until the earlier of (i) three months after the effective date of the listing of the Company’s common stock on the NASDAQ Stock Market or (ii) January 29, 2015 (such earlier date, the “Lock-Up Expiration Date”), BHSA would not assign, transfer, sell or dispose of the Shares to any party other than a wholly owned subsidiary. In addition, BHSA agreed that until the twelve-month anniversary of the Lock-Up Expiration Date, it would not sell or offer to sell any shares of common stock of the Company in an amount that would exceed fifteen (15%) of the daily trading volume of the Company’s common stock on the principal market or exchange on which the Company’s shares of common stock are traded, and in no event would BHSA sell or offer to sell more than fifteen (15%) of the Shares in any one (1) month period.

Pursuant to the Purchase Agreement, the Company agreed to use its best efforts to have its common stock listed on the NASDAQ Stock Market on or prior to October 29, 2014. In addition, in the event that the average closing price of the Company’s common stock during the period from January 29, 2014 through February 28, 2014, multiplied by the total number of shares of common stock of the Company outstanding at the close of business on January 29, 2014 is less than $130 million, the Company will issue BHSA an option (the “Option”) to purchase additional shares of common stock, at a price per share of $0.001 per share. The number of shares of common stock issuable upon the option is determined according to the formula as follows:

Option shares = - (1 - (A / (B x C))) x D

For purposes of the foregoing formula:

A = $130,000,000

B = the average closing price of the Company’s common stock during the period from January 29, 2014 through February 28, 2014

C = the total number of shares of common stock of the Company outstanding at the close of business on January 29, 2014

D = 10,065,187

The Purchase Agreement further provides that in no event will the value of (B x C) in the formula above will be less than $67,000,000.

The Shares were sold in a private placement and were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. BHSA is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

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License Agreement Amendment

Pursuant to an amendment agreement (the “License Amendment”), dated January 29, 2014, among BHSA, Baxter Healthcare Corporation (together with BHSA, “Baxter”) and Lipoxen Technologies Limited (“Lipoxen”), a wholly owned subsidiary of the Company. Baxter and Lipoxen agreed to vary the terms of the existing Exclusive Research, Development and License Agreement (the “Agreement”) between the parties dated August 15, 2005.

The Agreement grants Baxter exclusive rights under Lipoxen’s polysialic acid technology in a field which broadly correlates to blood coagulation factors. Under the License Amendment, which was conditional upon the closing of the Purchase Agreement, Baxter agreed to:

•	Increase the royalty rate payable to Lipoxen on sales of products developed under the Agreement. The royalty rate remains tiered, increasing in accordance with the level of annual sales made by Baxter each year;

•	Increase the contingent milestone payments payable to Lipoxen on the occurrence of significant development and commercial events to a total of up to $100 million. Trigger events include successful completion of certain aspects of a Phase 1/2 Clinical Trial and a Phase 3 Clinical Trial, the grant of regulatory approval and the achievement of certain sales targets in relation to products developed under the Agreement. Successful completion depends on detailed scientific criteria relating to the performance of the trial drug in the relevant trial;

•	Collaborate with Lipoxen by way of enhanced information sharing and reporting to Lipoxen; and

•	Provide Lipoxen with rights to certain intellectual property on termination or expiry of the Agreement.

In return for these enhanced rights, Lipoxen has agreed to extend the dates by which Baxter is obliged to achieve certain development events, including the making of regulatory filings and the completion of clinical trials. Lipoxen has also agreed to clarify certain issues relating to the ownership and use of intellectual property rights arising from the project.

Item 8.01 Other Events.

On January 30, 2014, the Company issued a press release announcing that it had entered into the Purchase Agreement and License Amendment.  A copy of the press release is attached hereto as Exhibit 99.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.01	Press Release, dated January 30, 2014, issued by Xenetic Biosciences, Inc.

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XENETIC BIOSCIENCES, INC.

Date: January 30, 2014	By: /s/ M. SCOTT MAGUIRE
M. Scott Maguire
President and Chief Executive Officer

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